Issuer Free Writing Prospectus dated August 10, 2018

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated August 8, 2018, and

Registration Statement No. 333-217094

AMPIO PHARMACEUTICALS, INC.

PRICING TERM SHEET

The information in this pricing term sheet relates to Ampio Pharmaceuticals, Inc.’s offering (the “Offering”) of shares of its common stock and warrants to purchase shares of common stock and should be read together with the preliminary prospectus supplement dated August 8, 2018 relating to the Offering (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the base prospectus dated March 31, 2017, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, contained in Ampio Pharmaceuticals, Inc.’s Registration Statement on Form S-3 (Registration Statement No. 333-217094). References to “the Issuer,” “the Company,” “we,” “our” and “us” refer to Ampio Pharmaceuticals, Inc.

Issuer:	Ampio Pharmaceuticals, Inc.

Ticker/Exchange for Common Stock:	AMPE/NYSE American

Common Stock Offered:	20,000,000 shares

Warrants Offered:

Warrants to purchase up to 20,000,000 shares of common stock.

Each warrant will have an exercise price of $0.40 per share, will be exercisable upon issuance and will expire five years from the date of issuance.

The shares of common stock and the warrants are immediately separable and will be issued separately, but must be purchased together in this offering.

Public Offering Price:	$0.40 per share of common stock and accompanying warrant to purchase one share of common stock.

Proceeds to the Company, before Underwriting Discount and Commissions and Expenses:	$8,000,000

Trade Date:	August 10, 2018

Settlement Date:	August 13, 2018

The Company has filed a registration statement (including the Preliminary Prospectus Supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest in this offering, you should read the Preliminary Prospectus Supplement in that registration statement for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus Supplement may be obtained from the offices of: Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, MA 02110, Attn: Syndicate Department, by telephone at (617) 371-3900 or by e-mail at prospectus@canaccordgenuity.com. You may obtain a copy of the Preliminary Prospectus Supplement at https://www.sec.gov/Archives/edgar/data/1411906/000119312518242952/d580083d424b5.htm.